Exhibit TT
MEMORANDUM OF AGREEMENT made on the 18th day of December, 2008.

BY AND BETWEEN:	PICCHIO PHARMA INC., a legal person duly amalgamated according to the laws of Canada,

(hereinafter referred to as the “Picchio”)

AND:	ROCABE INVESTMENTS INC., a legal person duly incorporated according to the laws of Alberta,

(hereinafter referred to as the “Rocabe”)

(Picchio and Rocabe are sometimes collectively referred to as the “Parties”)
WHEREAS Rocabe desires to sell, cede, transfer, assign and convey to Picchio 36,066,667 class F special shares of Picchio (the “Picchio Shares”) concurrently with the transfer by Victoria Square Ventures Inc. to Picchio of its class P special shares of Picchio, and Picchio desires to accept such sale, cession, transfer, assignment and conveyance of Rocabe in accordance with the terms and conditions hereinafter set forth;
WHEREAS the Picchio Shares track the value of the shares of BELLUS Health Inc. owned, directly or indirectly, by Picchio;
WHEREAS Picchio no longer has any material direct or indirect economic interest in shares of BELLUS Health Inc. as a result of Picchio having entered into agreements earlier on this day with each of Victoria Square Ventures Inc. and 1324286 Alberta Ltd. relating to the ultimate disposition of such shares;
NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the mutual covenants herein set forth, the Parties hereby agree as follows:
1	. The preamble hereto shall form part hereof, as if herein set forth at length.

2.	Rocabe hereby sells, cedes, transfers, assigns and conveys unto Picchio, hereto present and accepting, all of Rocabe’s right and interest in and to the Picchio Shares, which Picchio Shares are hereby cancelled.

3.	The purchase price of the Picchio Shares (the “Purchase Price”) is $1.00 in the aggregate, receipt of which is hereby acknowledged by Rocabe;

4.	Rocabe hereby represents, warrants and covenants to Picchio that:
4.1.	Rocabe has the full right, authority and capacity to enter into this Agreement;

4.2.	Rocabe is a corporation duly incorporated and validly subsisting under the laws of Alberta;

4.3.	Rocabe is the beneficial and registered owner of the Picchio Shares and that such Picchio Shares are free and clear of all liens, charges, hypothecs, security interests or other encumbrances of any kind, nature or description whatsoever imposed by Rocabe;

4.4.	Except for the rights of Picchio under this present Agreement, no person, firm or corporation has any agreement, option or right capable of becoming an agreement or option for the purchase of any of the Picchio Shares;

4.5.	Rocabe is not a non-resident of Canada for purposes of the Income Tax Act (Canada).
5.	Picchio hereby represents and warrants to Rocabe that:
5.1.	Picchio has the full right, authority and capacity to enter into this Agreement;

5.2.	Picchio is a corporation duly amalgamated and validly subsisting under the laws of Canada;

5.3.	Picchio is not a non-resident of Canada for purposes of the Income Tax Act (Canada);

5.4.	In accordance with subsection 34(2) of the Canada Business Corporations Act, Picchio has no reasonable grounds to believe that as a consequence of the purchase of the Picchio Shares from Rocabe:
(i)	it is, or would after the payment be, unable to pay its liabilities as they become due, or

(ii)	the realizable value of its assets would after the payment be less than the aggregate of its liabilities and stated capital of all classes.
6.	The representations and warranties of Picchio and Rocabe contained herein shall survive the execution of this Agreement and shall continue in full force and effect for the benefit of Picchio and Rocabe, as the case may be.

7.	Each of the Parties shall, from time to time, at the request of the other party and without further consideration, execute such further instruments of conveyance and take such other actions as the requesting party may reasonably require. The Parties will furthermore sign all documents and do all things necessary to give effect to the present Agreement and the transactions and elections contemplated therein.

8.	This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns.

9.	This Agreement shall be interpreted in accordance with the laws of the Province of Québec and the laws of Canada applicable therein.

10.	The Parties hereby state their express wish that this Agreement and all documents related thereto be drawn in the English language only. Les Parties ont par les présentes exprimé leur volonté expresse que cette convention et tous les documents y afférents soient rédigés en anglais seulement.
IN WITNESS WHEREOF, the Parties hereto have executed the present Agreement.

PICCHIO PHARMA INC.

Per:	/s/ Francesco Bellini
Dr. Francesco Bellini

ROCABE INVESTMENTS INC.

Per:	/s/ Roberto Bellini
Roberto Bellini